Exhibit 5.1

March 30, 2015

State National Companies, Inc.

1900 L. Don Dodson Drive

Bedford, Texas 76021

Re:                             State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”) —  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of State National Companies, Inc. (the “Company”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date of this letter.   The Registration Statement relates to the registration of (i) up to 1,585,627 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable under the Plan (the “New Award Shares”), (ii) up to 2,783,873 shares of Common Stock issuable pursuant to options previously granted under the Plan (the “Option Shares”), and (iii) 12,000 shares of restricted stock issued under the Plan (the “Restricted Shares;” the New Award Shares, the Option Shares and the Restricted Shares are collectively referred to herein as the “Shares”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance and sale of the Shares and related matters thereto, and (iii) the Plan.

In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

In rendering the opinions set forth herein, we have assumed that, at the time of the issuance of the New Award Shares and the Option Shares, (i) the resolutions of the Company referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock, (iii) the Company will receive consideration for the issuance of the New Award Shares and Option Shares that is at least equal to the par value of the Common Stock, (iv) all requirements of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation and the Bylaws will be complied with when the New Award Shares and the Option Shares are issued, (v) sufficient shares of Common Stock will be authorized for issuance under the Amended and Restated Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (vi) neither the issuance nor sale of the New Award Shares or the Option Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, it is our opinion that, (i) the New Award Shares and the Option Shares, to the extent such shares represent original issuances by the Company, when issued and sold after the Registration Statement has become effective under the Securities Act and  in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, will be legally issued, fully paid and non-assessable; and (ii) the Restricted Shares have been validly issued and are fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  We assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We bring to your attention that certain partners of Locke Lord LLP beneficially own shares of the Company’s Common Stock representing less than one percent of the Company’s outstanding Common Stock as of the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOCKE LORD LLP